EXHIBIT 3.2
NRP (GP) LP
A Delaware Limited Partnership
THIRD
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
January 4, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ORGANIZATION		10

2.1	Formation of Limited Partnership	10
2.2	Name of Partnership	10
2.3	Principal Office; Registered Office	10
2.4	Term of Partnership	11
2.5	Purpose of Partnership	11
2.6	Actions by Partnership	11
2.7	Reliance by Third Parties	11

ARTICLE III CAPITAL		11

3.1	Capital Contributions	11
3.2	Additional Capital Contributions	11
3.3	Loans	12
3.4	Maintenance of Capital Accounts	12
3.5	Capital Withdrawal Rights, Interest and Priority	13

ARTICLE IV DISTRIBUTIONS		13

4.1	Distributions of Available Cash	13
4.2	Persons Entitled to Distributions	13
4.3	Limitations on Distributions	13

ARTICLE V ALLOCATIONS		14

5.1	Profits	14
5.2	Losses	14
5.3	Regulatory Allocations	14
5.4	Tax Allocations: Code Section 704(c)	16
5.5	Change in Percentage Interests or IDR Percentage Interests	17
5.6	Withholding	17

ARTICLE VI MANAGEMENT		17

6.1	Duties and Powers of the General Partner	17
6.2	No Liability to Limited Partners	18
6.3	Indemnification of General Partner	18
6.4	Rights of Limited Partners	19

ARTICLE VII TRANSFERS OF PARTNERSHIP INTERESTS		19

7.1	Transfer of Limited Partnership Interests	19
7.2	Permitted Transferees	19
7.3	Substitute Limited Partners	21
7.4	Effect of Admission as a Substitute Limited Partner	21
7.5	Consent	21
7.6	Additional Limited Partners	21
7.7	Right of First Refusal	22

i

7.8	Put/Call	23
7.9	Expiration of Transfer Restrictions	27

ARTICLE VIII DISSOLUTION AND LIQUIDATION		27

8.1	Dissolution of Partnership	27
8.2	Final Accounting	28
8.3	Distributions Following Dissolution and Termination	28
8.4	Termination of the Partnership	29
8.5	No Action for Dissolution	30

ARTICLE IX ACCOUNTING; BOOKS AND RECORDS		30

9.1	Fiscal Year and Accounting Method	30
9.2	Books and Records	30
9.3	Delivery to Partners; Inspection	30
9.4	Financial Statements	31
9.5	Filings	31
9.6	Non-Disclosure	31

ARTICLE X REGISTRATION RIGHTS OF THE LIMITED PARTNERS AND THEIR AFFILIATES		32

10.1	Demand Registrations	32
10.2	Demand Shelf Registrations	33
10.3	Piggyback Rights	35
10.4	Underwritten Registration	36
10.5	Assignment of Registration Rights	36
10.6	Additional Requirements	37

ARTICLE XI MISCELLANEOUS		37

11.1	Waiver of Default	37
11.2	Amendment of Partnership Agreement	37
11.3	Notices to Tax Matters Partners	38
11.4	No Third Party Rights	38
11.5	Severability	38
11.6	Nature of Interest in the Partnership	38
11.7	Binding Agreement	38
11.8	Headings	38
11.9	Word Meanings	38
11.10	Counterparts	39
11.11	Entire Agreement	39
11.12	Partition	39
11.13	Governing Law; Consent to Jurisdiction and Venue	39

ii

THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
NRP (GP) LP
     THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of NRP (GP) LP, a Delaware limited partnership (the “Partnership”), is made and entered into as of this 4th day of January, 2007 (the “Effective Date”) by and among GP Natural Resource Partners LLC, a Delaware limited liability company, as the general partner, and the Persons listed as limited partners in Schedule I hereto (the “Limited Partners”).
     This Agreement amends and restates in its entirety the original Limited Partnership Agreement dated as of April 9, 2002 between the General Partner, New Gauley, Western Pocahontas, Great Northern and Ark Land Company (the “Original Limited Partnership Agreement”), as amended by the Amended and Restated Limited Partnership Agreement dated as of October 17, 2002 among GP Natural Resource Partners LLC and the Persons listed as limited partners in Schedule I thereto, and as further amended by the Second Amended and Restated Limited Partnership Agreement dated as of December 22, 2003 among GP Natural Resource Partners LLC and the Persons listed as limited partners in Schedule I thereto (the “Second Amended and Restated Limited Partnership Agreement”).
ARTICLE I
DEFINITIONS
     For purposes of this Agreement:
     “AAA” is defined in Section 7.8(d)(iv).
     “Acceptance Notice” is defined in Section 7.7(b).
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
     “Adena” means Adena Minerals LLC, a Delaware limited liability company.
     “Adena Director” means the individual designated by Adena to serve as a member of the board of directors of the General Partner, other than an Independent Director (as defined in the General Partner’s Fourth Amended and Restated Limited Liability Company Agreement, as such agreement may be amended from time to time).
     “Adjusted Capital Account Deficit” means, with respect to a Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

     (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Sections 1.704(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this Third Amended and Restated Limited Partnership Agreement, as amended from time to time in accordance with its terms.
     “Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Partnership at the end of such quarter less (a) distributions received by the Partnership from the Master Limited Partnership with respect to Incentive Distribution Rights and (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject; provided, however, that disbursements made by the Master Limited Partnership to the Partnership (other than distributions with respect to Incentive Distribution Rights) or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
     “Call Notice” is defined in Section 7.8(c).
     “Call Period” is defined in Section 7.8(c).
     “Call Price” is defined in Section 7.8(f).

     “Call Right” is defined in Section 7.8(c).
     “Call Terms” is defined in Section 7.8(e).
     “Capital Account” means, with respect to any Partner, a separate account established by the Partnership and maintained for each Partner in accordance with Section 3.4 hereof.
     “Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Partnership by such Partner with respect to its Partnership Interest pursuant to the terms of this Agreement. Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest.
     “Certificate” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated from time to time.
     “claims” is defined in Section 10.4.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Commission” means the U.S. Securities and Exchange Commission.
     “Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     “Economic Risk of Loss” shall have the meaning set forth in Regulation Section 1.752-2(a).
     “Effective Date” is defined in the preamble.
     “Electing Limited Partners” means the Limited Partners that elect to purchase Limited Partnership Interests pursuant to Section 7.8(i).
     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.
     “First Refusal Notice” is defined in Section 7.7(a).

     “General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company, any successor thereto, and any Persons hereafter admitted as additional general partners, each in its capacity as a general partner of the Partnership.
     “Great Northern” means Great Northern Properties Limited Partnership, a Delaware limited partnership.
     “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):
     (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner; in a manner that is consistent with Section 7701(g) of the Code, provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;
     (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, in a manner that is consistent with section 7701(g) of the Code, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Tax Matters Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
     (c) The Gross Asset Value of any Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the General Partner, in a manner that is consistent with Section 7701(g) of the Code; and
     (d) The Gross Asset Values of any Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Tax Matters Partner determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
     “Holder” is defined in Section 10.1.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
     “IDR Available Cash” means, with respect to a fiscal quarter, the IDR Distribution Amount; provided, however, that distributions made by the Master Limited Partnership to the Partnership with respect to Incentive Distribution Rights after the expiration of such quarter but on or before the date of determination of IDR Available Cash with respect to such quarter shall be deemed to have been made for purposes of determining IDR Available Cash during such quarter if the General Partner so determines in its reasonable discretion.
     “IDR Distribution Amount” means, with respect to any quarter, all distributions received by the Partnership from the Master Limited Partnership with respect to the Incentive Distribution Rights.
     “IDR Percentage Interest” of a Partner means the aggregate percentage, if any, set forth opposite such Partner’s name under the column “IDR Percentage Interest” in Schedule I hereto, as the same may be modified from time to time as provided herein.
     “Incentive Distribution Rights” means the incentive distribution rights issued by the Master Limited Partnership.
     “Indemnified Persons” is defined in Section 10.4.
     “Investor Rights Agreement” means that certain Investor Rights Agreement of even date herewith by and among Adena, the Partnership, the General Partner and Robertson Coal Management LLC.
     “Limited Partner” means any Person admitted to the Partnership as a Limited Partner and who is shown as such on the books and records of the Partnership.
     “Limited Partnership Interest” means, a limited partnership interest in the Partnership, which refers to all of a limited partner’s rights and interests in the Partnership in such Person’s capacity as a limited partner thereof, including without limitation such limited partner’s IDR Percentage Interest, all as provided in the Partnership Agreement and the Act.
     “Liquidating Trustee” is defined in Section 8.3(a).
     “Losses” is defined in the definition of “Profits” and “Losses”.
     “Master Limited Partnership” means Natural Resource Partners L.P., and any successor thereto.

     “Master Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Master Limited Partnership, dated as of the Effective Date, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.
     “Minimum Gain” shall have the meaning assigned to that term in Regulation Section 1.704-2(d).
     “New Gauley” shall mean New Gauley Coal Corporation, a West Virginia corporation.
     “Nonrecourse Deductions” shall have the meaning assigned to that term in Regulation Section 1.704-2(b)(1).
     “Nonrecourse Liability” shall have the meaning assigned to that term in Regulation Section 1.752-1(a)(2).
     “Non-Selling Partner” is defined in Section 7.7(b).
     “Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Partnership.
     “Offer” is defined in Section 7.7(a).
     “Offeror” is defined in Section 7.7(a).
     “Omnibus Agreement” means the Omnibus Agreement dated as of October 17, 2002 among the Partnership, the General Partner, NRP Operating LLC, the Master Limited Partnership, Arch Coal, Inc., Ark Land Company, New Gauley, Western Pocahontas, Great Northern and Robertson Coal Management LLC .
     “Optioned Interest” is defined in Section 7.7(a).
     “Original Limited Partnership Agreement” is defined in the preamble hereof.
     “Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.
     “Partner Nonrecourse Debt” shall have the meaning assigned to the term “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” shall have the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Regulation Section 1.704-2(i)(2).

     “Partner Nonrecourse Deductions” shall have the meaning assigned to the term “partner nonrecourse deduction” in Regulation Section 1.704-2(i)(1).
     “Partnership” is defined in the preamble hereof.
     “Partnership Interest” means a Partner’s limited partnership or general partnership interest in the Partnership which refers to all of a Partner’s rights and interests in the Partnership in such Partner’s capacity as a Partner, all as provided in this Agreement and the Act.
     “Percentage Interest” of a Partner means the aggregate percentage set forth opposite such Partner’s name under the column “Percentage Interest” in Schedule I hereto, as the same may be modified from time to time as provided herein.
     “Permitted Transfer” shall mean:
     (a) a Transfer of all of a Partnership Interest by any Partner who is a natural person to (i) such Partner’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren, (ii) a trust for the benefit of the Partner and/or any of the Persons described in clause (i), or (iii) a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Partner and or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii), or (iii), the Partner transferring such Partnership Interest retains exclusive power to exercise all rights under this Agreement;
     (b) a Transfer of all of a Partnership Interest by any Partner to the Partnership;
     (c) a Transfer of all of a Partnership Interest by a Partner to any Affiliate of such Partner; provided, however, that such transfer shall be a Permitted Transfer only so long as such Partnership Interest is held by such Affiliate or is otherwise transferred in another Permitted Transfer.
     Provided, however, that Adena may Transfer any or all of its Partnership Interest in a Permitted Transfer. Except in the case of a Permitted Transfer pursuant to clause (b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Partnership Interest so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Partnership Interest, or portion thereof, and shall be deemed for all purposes hereunder a Partner and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Partnership, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Partnership.
     “Permitted Transferee” shall mean any Person who shall have acquired and who shall hold a Partnership Interest pursuant to a Permitted Transfer.

     “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.
     “Piggyback Notice” is defined in Section 10.3.
     “Profits” and “Losses” means, for each Taxable Year, an amount equal to the Partnership’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments (without duplication):
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
     (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section l.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
     (d) Gain or loss resulting from any disposition of Property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
     (e) In lieu of the depreciation amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Taxable Year computed in accordance with the definition of Depreciation;
     (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

     (g) Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses. The amounts of the items of Partnership income, gain, loss or deduction available to be allocated pursuant to the Regulatory Allocations shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof.
     “Property” means all assets, real or intangible, that the Partnership may own or otherwise have an interest in from time to time.
     “Put Notice” is defined in Section 7.8(b).
     “Put Period” is defined in Section 7.8(b).
     “Put Price” is defined in Section 7.8(f).
     “Put Right” is defined in Section 7.8(b).
     “Put Terms” is defined in Section 7.8(d).
     “Put/Call Event” is defined in Section 7.8(a).
     “Put/Call Expiration Date” means the earliest to occur of (i) seven years from the Effective Date, (ii) the first date on which Adena does not own beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) either (A) an amount of limited partner interests in the Master Limited Partnership comprising more than 5% of the aggregate limited partner interests in the Master Limited Partnership then issued and outstanding or (B) an amount of Limited Partnership Interests comprising more than 5% of the aggregate Limited Partnership Interests then issued and outstanding, and (iii) the consummation of a Qualified Initial Public Offering.
     “Qualified Initial Public Offering” means the initial offering and sale by the Partnership of Limited Partnership Interests to the public pursuant to a registration statement that has been declared effective by the Commission and which results in the listing or quotation of such Limited Partnership Interests on a national securities exchange or quotation system.
     “Regulations” means the regulations, including temporary regulations promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time or corresponding provisions of future regulations.
     “Regulatory Allocations” is defined in Section 5.3(h).
     “Second Amended and Restated Limited Partnership Agreement” is defined in the preamble.
     “Selling Partner” is defined in Section 7.7(a).
     “Tax Matters Partner” is defined in Section 6.1(c).

     “Taxable Year” means the calendar year.
     “Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Partnership Interest, “Transfer” shall mean the Transfer of any or all of such Partnership Interest whether of record, beneficially, by participation or otherwise, other than an indirect Transfer, or a Transfer of beneficial ownership, of any or all of the Partnership Interest held of record by (i) Adena under circumstances in which Christopher Cline and his Affiliates control Adena immediately after such Transfer, (ii) any of Western Pocahontas, New Gauley or NRP Investment L.P. under circumstances in which Corbin J. Robertson, Jr. and his Affiliates control such Partner immediately after such Transfer and (iii) Great Northern under circumstances in which the partners in Great Northern as of the date of this Agreement and their respective Affiliates control Great Northern immediately after such Transfer. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through (A) the ownership of voting securities, general partner interests or managing member interests, (B) the right to appoint directors or managers, or (C) by contract.
     “Western Pocahontas” shall mean Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.
     “WPP Group” shall mean collectively Western Pocahontas, Great Northern and New Gauley.
ARTICLE II
ORGANIZATION
     2.1 Formation of Limited Partnership
     The Partners have previously formed the Partnership as a limited partnership pursuant to the provisions of the Act, and the parties hereto hereby agree to amend and restate the Second Amended and Restated Limited Partnership Agreement. The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes. No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.
     2.2 Name of Partnership
     The name of the Partnership is NRP (GP) LP, or such other name as the General Partner may hereafter adopt from time to time. The General Partner shall execute and file in the proper offices such certificates as may be required by any assumed name act or similar law in effect in the jurisdictions in which the Partnership may elect to conduct business.
     2.3 Principal Office; Registered Office
     The principal office address of the Partnership is located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002, or such other place as the General Partner designates from time to time. The registered office address and the name of the registered agent of the

Partnership for service of process on the Partnership in the State of Delaware is as stated in the Certificate or as designated from time to time by the General Partner.
     2.4 Term of Partnership
     The term of the Partnership commenced on April 9, 2002, and shall continue until dissolved pursuant to Section 8.1 hereof. The legal existence of the Partnership as a separate legal entity continues until the cancellation of the Certificate.
     2.5 Purpose of Partnership
     The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, (a) acting as the general partner of the Master Limited Partnership pursuant to the Master Limited Partnership Agreement, (b) holding the general partner interest in the Master Limited Partnership and a portion of the Incentive Distribution Rights and (c) engaging in any and all activities necessary or incidental to the foregoing.
     2.6 Actions by Partnership
     The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out its objects.
     2.7 Reliance by Third Parties
     Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.
ARTICLE III
CAPITAL
     3.1 Capital Contributions
     (a) On or before the date of this Agreement, each Partner agrees to make, or shall have made, a Capital Contribution consisting of cash or property as set forth opposite such Partner’s name on Schedule I hereto.
     (b) Each Partner agrees to make Capital Contributions in proportion to such Partner’s Percentage Interest for equity issuances by the Master Limited Partnership pursuant to Section 5.2(b) of the Master Limited Partnership Agreement.
     3.2 Additional Capital Contributions
     (a) No Partner shall be required to make any additional Capital Contribution other than as required under Section 3.1.

     (b) The Partnership may offer additional Partnership Interests to any Person with the approval of the General Partner. The terms of admission or issuance may be reflected in an amendment to this Agreement, including an amendment to Schedule I to reflect revised Percentage Interests and IDR Percentage Interests.
     3.3 Loans
     (a) No Partner shall be obligated to loan funds to the Partnership. Loans by a Partner to the Partnership shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Partnership owed to such Partner in accordance with the terms and conditions upon which such loan is made.
     (b) A Partner may (but shall not be obligated to) guarantee a loan made to the Partnership. If a Partner guarantees a loan made to the Partnership and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Partner to the Partnership and not as an additional Capital Contribution.
     3.4 Maintenance of Capital Accounts
     (a) The Partnership shall maintain for each Partner a separate Capital Account with respect to the Partnership Interest owned by such Partner in accordance with the following provisions:
     (i) To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s share of Profits and any items in the nature of income or gain which are allocated to such Partner pursuant to the Regulatory Allocations, (C) items of income or gain which are allocated to such Partner pursuant to Section 5.3(e) and (D) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section l.704-l(b)(2)(iv)(d)(2);
     (ii) To each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Partner pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Partner’s share of Losses and any items in the nature of deduction or loss which are allocated to such Partner pursuant to the Regulatory Allocations and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership:
     (iii) In the event Partnership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Partnership Interests; and
     (iv) In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (b) The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The General Partner in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation Section l.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).
     3.5 Capital Withdrawal Rights, Interest and Priority
     Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or reduce such Partner’s Capital Contribution or to receive any distributions from the Partnership, or (b) receive or be credited with any interest on the balance of such Partner’s Capital Contribution at any time. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner.
ARTICLE IV
DISTRIBUTIONS
     4.1 Distributions of Available Cash
     An amount equal to 100% of Available Cash and IDR Available Cash with respect to each fiscal quarter of the Partnership shall be distributed to the Partners in proportion to their relative Percentage Interests and their relative IDR Percentage Interests, respectively, within forty-five days after the end of such quarter.
     4.2 Persons Entitled to Distributions
     All distributions of Available Cash and IDR Available Cash to Partners for a fiscal quarter pursuant to Section 4.1 shall be made to the Partners shown on the records of the Partnership to be entitled thereto as of the last day of such quarter unless the transferor and transferee of any Partnership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the General Partner.
     4.3 Limitations on Distributions
     (a) Notwithstanding any provision of this Agreement to the contrary no distributions shall be made except pursuant to this Article IV or Article VIII.

     (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 17-607 of the Act or other applicable law.
ARTICLE V
ALLOCATIONS
     5.1 Profits
     After giving effect to the special allocations set forth in Section 5.3, Profits for any Taxable Year shall be allocated:
     (a) first to those Partners to which Losses have previously been allocated pursuant to Section 5.2(d) hereof so as to bring each such Partner’s Capital Account to zero, pro rata in accordance with the sum of each such Partner’s Losses; and
     (b) second, any remaining Profits shall be allocated among the Partners in proportion to their respective Percentage Interests.
     5.2 Losses
     After giving effect to the special allocations set forth in Section 5.3, Losses for any Taxable Year shall be allocated:
     (a) first, to the Partners to which Profits have previously been allocated pursuant to Section 5.1(b) to the extent of such Profits;
     (b) second, among the Partners in proportion to their respective Percentage Interests provided however that no Partner shall be allocated any loss pursuant to this Section 5.2(b) which would result in a negative Capital Account balance for such Partner.
     (c) third, to Partners in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and
     (d) fourth, any remaining Losses shall be allocated to the General Partner.
     5.3 Regulatory Allocations
     The following allocations shall be made in the following order:
     (a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their Percentage Interests.
     (b) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners bearing the Economic Risk of Loss for such Partner Nonrecourse Debt as determined under Regulation Section 1.704-2(b)(4). If more than one Partner bears the Economic Risk of Loss for such Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the Economic Risk of Loss. This Section 5.3(b) is intended to comply with the provisions of Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
     (c) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a Taxable Year (or if there was a net decrease in Minimum Gain for a prior Taxable Year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 5.3(c)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Regulation Section 1.704-2(g)(2)). This Section 5.3(c) is intended to constitute a minimum gain chargeback under Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (d) Partner Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary except Section 5.3(c) (dealing with Minimum Gain), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a Taxable Year (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior Taxable Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 5.3(d)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Regulation Section 1.704-2(i)(4)). This Section 5.3(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (e) Priority Allocation. Items of Partnership income or gain shall be allocated to the Partners in proportion to their relative IDR Percentage Interests until the aggregate amount of such items allocated pursuant to this Section 5.3(e) for the current Taxable Year and all previous Taxable Years is equal to the cumulative IDR Distribution Amount from the Effective Date to a date forty-five days after the end of the current Taxable Year.
     (f) Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.3(e) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article V have been made.
     (g) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that, an allocation pursuant to this Section 5.3(f) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made.

     (h) Curative Allocations. The allocations set forth in Sections 5.3(a), (b), (c), (d), (f) and (g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.3(h). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1, 5.2 and 5.3(e) without regard to the Regulatory Allocations.
     5.4 Tax Allocations: Code Section 704(c)
     (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.
     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”). The Partnership shall use the remedial method of allocations specified in Treas. Reg. §1.704-3(d), or successor regulations, unless otherwise required by law, with respect to the initial contribution property set forth on Schedule I.
     (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
     (d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     5.5 Change in Percentage Interests or IDR Percentage Interests
     In the event that the Partners’ Percentage Interests or IDR Percentage Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Partners’ varying Percentage Interests and IDR Percentage Interests, as the case may be, for such Taxable Year, determined on a daily, monthly or other basis as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.
     5.6 Withholding
     Each Partner hereby authorizes the Partnership to withhold from income or distributions allocable to such Partner and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a distribution from the Partnership as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Partner to the extent that the Partner is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled. The withholdings referred to in this Section 5.6 shall be made at the maximum applicable statutory rate under applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.
ARTICLE VI
MANAGEMENT
     6.1 Duties and Powers of the General Partner
     (a) The business and affairs of the Partnership shall be managed by the General Partner. Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. Without limiting the generality of the foregoing, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership.

     (b) Each Limited Partner agrees to cooperate with the General Partner and to execute and deliver such documents, agreements and instruments, and do all such further acts, as deemed necessary or advisable by the General Partner to give effect to the exercise of the General Partner’s powers under this Section 6.1. Without limiting the foregoing, each Limited Partner hereby irrevocably appoints the General Partner as its proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or act by written consent with respect to its Partnership Interest as a Limited Partner as determined by the General Partner on all matters requiring the vote, approval or consent of the Limited Partners. The Partners acknowledge that such proxy is coupled with an interest and is irrevocable.
     (c) The General Partner is the tax matters partner (the “Tax Matters Partner”) for purposes of Section 6231 of the Code and analogous provisions of state law. The Tax Matters Partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws; provided, however, that no election shall be made by or on behalf of the Partnership to be excluded from application of Subchapter K Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes. The Tax Matters Partner shall use its reasonable best efforts to keep each Partner informed of any administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Partner with respect to any Partnership item, or of any agreement with the Internal Revenue Service that would result in any material change either in Profits or Losses as previously reported.
     6.2 No Liability to Limited Partners
     Except in case of gross negligence or willful malfeasance of the person (the General Partner or any of the members, managers, directors, officers, agents or employees of the General Partner) who is sought to be held liable, neither the General Partner nor the members, managers, directors, officers, agents or employees of the General Partner will be liable to any Limited Partner or the Partnership (i) for any action taken with respect to the Partnership which is not in violation of the provisions of this Agreement, or (ii) for any action taken by any member, manager, director, officer, agent or employee of the General Partner.
     6.3 Indemnification of General Partner
     The Partnership shall indemnify the General Partner, the members, managers, directors, officers, agents and employees of the General Partner against any losses, liabilities, damages and expenses to which any of such persons may become subject, including attorneys’ fees, judgments and amounts paid in settlement, actually and reasonably incurred by them, and advance all expenses to them, in connection with any threatened, pending or completed action, suit or proceeding to which any of them was or is a party or is threatened to be made a party by reason of the direct or indirect association by them with the Partnership to the maximum extent permitted by applicable law.

     6.4 Rights of Limited Partners
     The Limited Partners will not be personally liable for any obligations of the Partnership nor will they have any obligation to make contributions to the Partnership in excess of their respective Capital Contributions required under Section 3.1 or have any liability for the repayment or discharge of the debts and obligations of the Partnership except to the extent provided herein or as required by law. The Limited Partners shall take no part in the management, control or operation of the Partnership’s business and shall have no power to bind the Partnership and no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.
ARTICLE VII
TRANSFERS OF PARTNERSHIP INTERESTS
     7.1 Transfer of Limited Partnership Interests
     (a) A Limited Partner may Transfer any or all of such Partner’s Partnership Interest (i) to a Permitted Transferee pursuant to Section 7.2, (ii) pursuant to the terms of Section 7.7 or (iii) pursuant to a Qualified Initial Public Offering; provided, however, that a Limited Partner other than Adena may only Transfer all of its Partnership Interest pursuant to clause (i) above and the Limited Partners who are members of the WPP Group may only Transfer the entirety of their Partnership Interests collectively as a group pursuant to clause (ii) above. Any purported Transfer of a Partnership Interest in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Limited Partner’s Partnership Interest in accordance with this Section 7.1 or Section 7.8, no Limited Partner shall have the right to withdraw as a Partner of the Partnership.
     (b) Notwithstanding any other provision of this Agreement, no Limited Partner may pledge, mortgage or otherwise subject its Limited Partnership Interest to any Encumbrance, provided, however, that any Limited Partner may pledge, mortgage, assign or grant a security interest in its right to receive distributions from or with respect to its Limited Partnership Interest to any Person.
     7.2 Permitted Transferees
     (a) Notwithstanding the provisions of Section 7.7, each Limited Partner shall have the right to Transfer (but not to substitute the transferee as a substitute Partner in such Partner’s place, except in accordance with Section 7.3), by a written instrument, all of a Limited Partner’s Partnership Interest to a Permitted Transferee; provided, however, that Adena shall be entitled to Transfer any or all of its Partnership Interest to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Limited Partner at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition herein of “Permitted Transfer” and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a “Non-Qualifying Transferee”), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 7.7. Pursuant to Section 7.7, such transferring Limited Partner or such transferring Limited Partner’s legal representative shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer”, and such transferring Limited Partner shall otherwise comply with the terms of Section 7.7 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 7.7 shall be an amount agreed upon by such transferring Limited Partner and the General Partner or, if such Limited Partner and the General Partner cannot agree on a price within five Business Days after delivery of the First Refusal Notice, such price shall be the fair market value of the Partnership Interest transferred pursuant to the Transfer as of the date the transferee ceased to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer” (such date, the “Non-Qualifying Date”), as determined at the Partnership’s expense by a nationally recognized investment banking firm mutually selected by such transferring Limited Partner and the General Partner. If such transferring Limited Partner and the General Partner are unable, within ten days after the expiration of such five Business Day period, to mutually agree upon an investment banking firm, then each of such transferring Limited Partner and the General Partner shall choose a nationally recognized investment banking firm and the two investment banking firms so chosen shall choose a third nationally recognized investment banking firm which shall determine the fair market value of the Partnership Interest transferred pursuant to such Transfer at the Partnership’s expense. The determination of fair market value shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of the Partnership in connection with an auction for the Partnership as a going concern and shall not take into account any acquisitions made by the Partnership or its Affiliates or any other events subsequent to the Non-Qualifying Date and shall not be subject to any discount for a sale of a minority interest. If such transferring Limited Partner fails to comply with all the terms of Section 7.7, such Transfer shall be null and void and of no force and effect. No Non-Qualifying Transferee shall be entitled to receive any distributions from the Partnership on or after the Non-Qualifying Date and any distributions made in respect of the Partnership Interests on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Limited Partner who transferred such Partnership Interests or otherwise to the rightful owner thereof as reasonably, determined by the General Partner.
     (b) Unless and until admitted as a substitute Limited Partner pursuant to Section 7.3, a transferee of a Limited Partner’s Partnership Interest, in whole or in part, shall be an assignee with respect to such Transferred Partnership Interest and shall not be entitled to become, or to exercise the rights of, a Limited Partner, including the right to vote, the right to require any information or accounting of the Partnership’s business, or the right to inspect the Partnership’s books and records. Such transferee shall only be entitled to receive, to the extent of the Partnership Interest Transferred to such transferee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Partnership Interest. Subject to the provisions of Section 6.1(b), the transferor shall have the right to vote such Transferred Partnership Interest until the transferee is admitted to the Partnership as a substitute Limited Partner with respect to the Transferred Partnership Interest.

     7.3 Substitute Limited Partners
     No transferee of all or part of a Limited Partner’s Partnership Interest shall become a substitute Limited Partner in place of the transferor unless and until:
     (a) such Transfer is in compliance with the terms of Section 7.1;
     (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the General Partner accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and
     (c) the transferee (other than a transferee of Adena or any subsequent transferee thereof that does not participate directly or indirectly in mining coal, active coal operations, owning interests in coal reserves or receiving royalties from coal reserves other than providing financing to or investing in businesses conducting any such activities) has executed an instrument in form and substance reasonably satisfactory to the General Partner whereby it agrees to become a party to the Omnibus Agreement and to be bound by the noncompetition provisions of Article II of the Omnibus Agreement.
     (d) the transferee has caused to be paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a substitute Limited Partner.
     Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the General Partner shall cause the books and records of the Partnership to reflect the admission of the transferee as a substitute Limited Partner to the extent of the Transferred Partnership Interest held by such transferee.
     7.4 Effect of Admission as a Substitute Limited Partner
     A transferee who has become a substitute Limited Partner has to the extent of the Transferred Partnership Interest all the rights powers and benefits of and is subject to the obligations, restrictions and liabilities of a Partner under the Certificate this Agreement and the Act. Upon admission of a transferee as a substitute Limited Partner the transferor of the Partnership Interest so held by the substitute Limited Partner shall cease to be a Partner of the Partnership to the extent of such Transferred Partnership Interest.
     7.5 Consent
     Each Partner hereby agrees that upon satisfaction of the terms and conditions of this Article VII with respect to any proposed Transfer the transferee may be admitted as a Partner without any further action by a Partner hereunder.
     7.6 Additional Limited Partners
     Subject to Section 3.2, any person acceptable to the General Partner may become an additional Limited Partner of the Partnership for such consideration as the General Partner shall determine, provided that such additional Limited Partner complies with all the requirements of a transferee under Section 7.3 (b), (c) and (d); provided, however that Adena Minerals, LLC and its Permitted Transferees shall not be required to comply with the requirements of a transferee under Section 7.3(c).
     7.7 Right of First Refusal
     The Limited Partners shall have the following right of first refusal:
     (a) If at any time any of the Limited Partners (a “Selling Partner”) has received and wishes to accept a bona fide offer (the “Offer”) for cash from a third party (the “Offeror”) for all of such Selling Partner’s Partnership Interest (or, in the case of Adena, any or all of its Partnership Interest) such Selling Partner shall give Notice thereof (the “First Refusal Notice”) to each of the other Partners and the Partnership. The First Refusal Notice shall state the portion of the Selling Partner’s Partnership Interest that the Selling Partner wishes to sell (the "Optioned Interest”), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Partner affirming that the Offer is bona fide and that the description thereof is true and correct and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.
     (b) Each of the Limited Partners other than the Selling Partner (the “Non-Selling Partners”) shall have the right exercisable by Notice (an “Acceptance Notice”) given to the Selling Partner and the Partnership within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Partners in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Partner’s right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of the Optioned Interest for which such Non-Selling Partner has exercised its right to purchase hereunder compared to all other Non-Selling Partners, but not below such Non-Selling Partner’s Partnership Interest as a percentage of the aggregate Partnership Interests of all Non-Selling Partners who have exercised their right to purchase) so that such Non-Selling Partners purchase no more than 100% of the Optioned Interest. If a Non-Selling Partner does not submit an Acceptance Notice within the 20 day period set forth in this Section 7.7(b), such Non-Selling Partner shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.
     (c) If the Non-Selling Partners do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20 day period set forth in Section 7.7(b), then any Acceptance Notice shall be void and of no effect, and the Selling Partner shall be entitled to complete the proposed sale at any time in the 30 day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice. If no such sale is completed in such 30 day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.
     (d) If any Non-Selling Partner exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Partner(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 180 day period commencing on the date of delivery of the First Refusal Notice on the terms set forth in the First Refusal Notice (plus any delay necessary to cause such Non-Selling Partner(s) to comply with any applicable requirements of the HSR Act). If such Non-Selling Partner does not consummate the purchase of such Optioned Interest, (x) the Selling Partner shall be entitled to all expenses of collection, (y) the Selling Partner shall be entitled to pursue all available legal remedies against the Non-Selling Partner, including specific enforcement of the purchase of the Optioned Interest on the terms set forth in the First Refusal Notice and (z) notwithstanding the specific enforcement remedy, the Selling Partner may complete the sale of the Optioned Interest to the third party on the terms set forth in the First Refusal Notice.
     (e) With respect to the Limited Partners who are members of the WPP Group, the provisions of Section 7.7 will apply to the sale of the collective Partnership Interests of all of the members of the WPP Group, and no Offer will be deemed to be valid unless it is an Offer for the entirety of the collective Partnership Interests of the WPP Group.
     7.8 Put/Call
     (a) For purposes of this Section 7.8, each of the following events shall constitute a “Put/Call Event:”
     (i) the appointment or election by the Board of Directors of the General Partner of an individual to serve as the Chairman, Chief Executive Officer or Chief Operating Officer of the General Partner (other than those individuals serving in such capacities as of the date of this Agreement), which appointment or election was voted against by the Adena Director; and
     (ii) the issuance of Limited Partnership Interests by the Partnership or the issuance of Incentive Distribution Rights by the Master Limited Partnership, in either case, in a transaction approved by the General Partner but voted against by the Adena Director.
     (b) Upon the occurrence of a Put/Call Event and prior to the Put/Call Expiration Date, Adena shall have the right (the “Put Right”) during the 30 days immediately following the occurrence of such Put/Call Event (the “Put Period”) to require the Partnership to redeem all, but not less than all, of the Limited Partnership Interests held by Adena and its Permitted Transferees at the Put Price and on the Put Terms. Adena shall exercise the Put Right by delivery of written notice to the Partnership during the Put Period (the “Put Notice”). Upon Adena’s exercise of the Put Right, each of Adena’s Permitted Transferees shall be deemed to have agreed to participate in the Put Right.
     (c) If the Put Right has not been exercised by Adena during the Put Period pursuant to Section 7.8(b), the Partnership shall have the right (the “Call Right”) during the 30 days immediately following the expiration of the Put Period (the “Call Period”) to elect to redeem from Adena and its Permitted Transferees all, but not less than all, of the Limited Partnership Interests held by Adena and its Permitted Transferees at the Call Price and on the Call Terms. The Partnership shall exercise the Call Right by delivery of written notice to Adena during the Call Period (the “Call Notice”). Upon exercise of the Call Right, Adena shall cause its Permitted Transferees to participate in the Call Right.

     (d) Upon exercise of the Put Right by Adena, the Partnership shall redeem, and the Electing Limited Partners shall purchase, as applicable, all of the Limited Partnership Interests held by Adena and its Permitted Transferees upon the following terms (the “Put Terms”):
     (i) The closing of the redemption or purchase, as applicable, of such Limited Partnership Interests shall take place on such date as is mutually agreed by Adena and the General Partner, which date shall be not more than 180 days after the date of delivery of the Put Notice (plus any delay necessary to cause the Partnership or the Electing Limited Partners, as applicable, to comply with any applicable requirements of the HSR Act);
     (ii) The Put Price payable to Adena and its Permitted Transferees shall be paid at the closing in cash by wire transfer of immediately available funds;
     (iii) Adena shall, and shall cause its Permitted Transferees, as a condition to receipt of the Put Price, deliver such instruments to the Partnership and the Electing Limited Partners, as applicable, in form and substance reasonably satisfactory to the General Partner, as the General Partner determines to be necessary to effect the redemption or purchase, as applicable, of such Limited Partnership Interests, including, without limitation, representations and warranties from Adena and its Permitted Transferees regarding (A) their power, authority and legal capacity to transfer such Limited Partnership Interests, (B) their ownership of all right, title and interest in and to such Limited Partnership Interests free and clear of any liens or other encumbrances thereon, (C) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which they or their assets are bound or subject in connection with such redemption or purchase, as applicable, and (D) the receipt of all governmental and third party approvals, consents, filings or notifications required to be obtained by them in connection with such redemption or purchase, as applicable; and
     (iv) Adena and its Permitted Transferees shall pay all of the costs and expenses incurred by Adena, its Permitted Transferees, the Partnership, the General Partner and the Electing Limited Partners in connection with the exercise of the Put Right and the redemption by the Partnership or the purchase by the Electing Limited Partners, as applicable, of the Limited Partnership Interests that are subject to the Put Right, including, without limitation, all fees and expenses of counsel to the Partnership, the General Partner and the conflicts committee of the General Partner and all fees and expenses of the investment banking firm incurred in connection with the determination of the Put Price; provided, however, that Adena and its Permitted Transferees shall only be required to pay the fees and expenses of one counsel to the Electing Limited Partners. Notwithstanding the foregoing, Adena and its Permitted Transferees, on the one hand, and the Partnership, on the other hand, shall each pay one-half of the fees and expenses of the American Arbitration Association (“AAA”), if applicable.
     (e) Upon exercise of the Call Right by the Partnership, the Partnership shall redeem and the Electing Limited Partners shall purchase, as applicable, all of the Limited Partnership Interests held by Adena and its Permitted Transferees upon the following terms (the “Call Terms”):

     (i) The closing of the redemption or purchase, as applicable, of such Limited Partnership Interests shall take place on such date as is mutually agreed by Adena and the General Partner, which date shall be not more than 180 days after the date of delivery of the Call Notice (plus any delay necessary to cause the Partnership or the Electing Limited Partners, as applicable, to comply with any applicable requirements of the HSR Act);
     (ii) The Call Price payable to Adena and each of its Permitted Transferees shall be paid at the closing in cash by wire transfer of immediately available funds;
     (iii) Adena shall, and shall cause its Permitted Transferees, as a condition to receipt of the Call Price, deliver such instruments to the Partnership and the Electing Limited Partners, as applicable, in form and substance reasonably satisfactory to the General Partner, as the General Partner determines to be necessary to effect the redemption or purchase, as applicable, of such Limited Partnership Interests, including, without limitation, representations and warranties from Adena and its Permitted Transferees regarding (A) their power, authority and legal capacity to transfer such Limited Partnership Interests, (B) their ownership of all right, title and interest in and to such Limited Partnership Interests free and clear of any liens or other encumbrances thereon, (C) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which they or their assets are bound or subject in connection with such redemption or purchase, as applicable, and (D) the receipt of all governmental and third party approvals, consents, filings or notifications required to be obtained by them in connection with such redemption or purchase, as applicable; and
     (iv) The Partnership shall pay all of the costs and expenses incurred by Adena, its Permitted Transferees, the Partnership, the General Partner and the Electing Limited Partners in connection with the exercise of the Call Right and the redemption by the Partnership or the purchase by the Electing Limited Partners, as applicable, of the Limited Partnership Interests that are subject to the Call Right, including, without limitation, all fees and expenses of counsel to the Partnership, the General Partner and the conflicts committee of the General Partner and all fees and expenses of the investment banking firm incurred in connection with the determination of the Call Price; provided, however, that the Partnership shall only be required to pay the fees and expenses of one counsel to Adena and its Permitted Transferees and one counsel to the Electing Limited Partners. Notwithstanding the foregoing, Adena and its Permitted Transferees, on the one hand, and the Partnership, on the other hand, shall each pay one-half of the fees and expenses of AAA, if applicable.
     (f) The Put Price or the Call Price, as the case may be, shall be an amount agreed upon by Adena and the General Partner. If Adena and the General Partner cannot agree on the Put Price or the Call Price, as the case may be, within 15 Business Days after the date of delivery of the Put Notice or the Call Notice, as the case may be, the Put Price or the Call Price, as the case may be, shall be determined in accordance with this Section 7.8(f) by a nationally recognized investment banking firm mutually selected by Adena and the General Partner. If such Adena and the General Partner are unable, within five Business Days after the expiration of such 15 Business Day period, to agree upon an investment banking firm, then Adena (in the case of the Put Price) or the General Partner (in the case of the Call Price) shall promptly submit the selection of the nationally recognized investment banking firm to AAA, such selection by AAA to be made within 10 Business Days. The determination of the Put Price or the Call Price, as the case may be, by the investment banking firm selected pursuant to this Section 7.8(f) shall be made within 30 days after its selection and shall be final and binding upon Adena, its Permitted Transferees, the General Partner, the Partnership and the Electing Limited Partners. The costs of such investment banking firm shall be borne by Adena and its Permitted Transferees, in connection with the determination of the Put Price, and by the Partnership, in connection with the determination of the Call Price. The costs of AAA, if applicable, shall be borne one-half by Adena and its Permitted Transferees, on the one hand, and one-half by the Partnership, on the other hand, in connection with the determination of the Put Price or the Call Price. For purposes of this Section 7.8, the “Put Price” or the “Call Price” shall be equal to the fair market value, as of the date of the delivery of the Put Notice or the Call Notice, as the case may be, of all Limited Partnership Interests then held by Adena and its Permitted Transferees and shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for such Limited Partnership Interests subject, in the case of the Put Price, to a 30% minority interest discount.
     (g) From and after the date of delivery of the Put Notice or the Call Notice, as the case may be, Adena and its Permitted Transferees shall continue to receive distributions from the Partnership until such time as the transaction contemplated by the Put Notice or the Call Notice, as the case may be, has closed.
     (h) The payments to be made to Adena and its Permitted Transferees in connection with the exercise by Adena of the Put Right or the exercise by the Partnership of the Call Right, as the case may be, pursuant to this Section 7.8 are, and shall be conclusively deemed to be, (i) in complete liquidation and satisfaction of all the rights and interest of Adena and such Permitted Transferees (and of any and all Persons claiming by, through, or under Adena and such Permitted Transferees) in and in respect of the Partnership, including, without limitation, any interest in the Partnership, any rights in specific Partnership property, and any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the Partners, (ii) shall constitute a compromise as to which all Partners have agreed pursuant to Section 17-502(b) of the Act, and (iii) none of Adena or any of its Permitted Transferees shall be entitled to claim or receive any further or different distribution or payment under Section 17-604 of the Act.
     (i) The General Partner shall have the right to assign all or any portion of the Partnership’s redemption obligation under Section 7.8(a) or the Partnership’s redemption rights under Section 7.8(b), as the case may be, to the Limited Partners (other than Adena and its Permitted Transferees), pro rata in accordance with their respective Percentage Interests as of the date of delivery of the Put Notice or the Call Notice, as the case may be, by delivering written notice to such Limited Partners specifying (i) the aggregate amount of Limited Partnership Interests of Adena and its Permitted Transferees that the General Partner desires to assign for purchase by such other Limited Partners, (ii) each such Limited Partner’s pro rata share of such Limited Partnership Interests and (iii) the purchase price therefore (which shall be the applicable portion of the Put Price or the Call Price, as the case may be). Each such Limited Partner shall notify the General Partner, not less than five Business Days after the date of delivery of such notice from the General Partner, of its desire to purchase its pro rata share of such Limited

Partnership Interests and the amount of any additional Limited Partnership Interests (not to exceed the aggregate amount specified in the General Partner’s notice) such Limited Partner is willing to purchase in the event that less than all of such Limited Partners desire to purchase their pro rata share of such Limited Partnership Interests. If the aggregate amount of Limited Partnership Interests offered to be purchased by such Limited Partners equals or exceeds the aggregate amount of Limited Partnership Interests specified in the General Partner’s notice, each such Limited Partner shall be entitled to purchase an amount of Limited Partnership Interests equal to the lesser of (A) the amount specified in such Limited Partner’s notice and (B) the amount determined by multiplying (x) the aggregate amount of Limited Partnership Interests that are the subject of the General Partner’s notice by (y) a fraction the numerator of which is the Percentage Interest of such Limited Partner and the denominator of which is the aggregate Percentage Interests of all Limited Partners that have elected to purchase Limited Partnership Interests. Any remaining Limited Partnership Interests that are the subject of the General Partner’s notice shall be allocated to those Limited Partners that offered to purchase in excess of their pro rata share, pro rata to such Limited Partners based upon the amount of Limited Partnership Interests which each such Limited Partner is entitled to purchase pursuant to the preceding sentence or as such Limited Partners may otherwise agree.
     (j) Each Permitted Transferee of Adena acknowledges and agrees to be bound by the provisions of this Section 7.8.
     7.9 Expiration of Transfer Restrictions
     The restrictions on Transfer set forth in Sections 7.1, 7.2 and 7.7 and in the definitions of “Transfer” and “Permitted Transfer” shall terminate upon the consummation of a Qualified Initial Public Offering.
ARTICLE VIII
DISSOLUTION AND LIQUIDATION
     8.1 Dissolution of Partnership
     (a) The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following events:
     (i) the written election of the General Partner when combined with the written consent of Adena (or its Permitted Transferees) in their sole discretion and without regard to any fiduciary or other duty or any reasonableness standard but solely with regard to the best interests of Adena and its beneficial owners so long as an Investor Director Resignation Event (as defined in the Investor Rights Agreement) has not occurred, to dissolve the Partnership;
     (ii) the occurrence of any event that results in the General Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Limited

Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;
     (iii) the Transfer of all or substantially all of the assets of the Partnership and the receipt and distribution of all the proceeds therefrom;
     (iv) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and
     (v) the entry of a decree of judicial dissolution under Section 17-802 of the Act.
     (b) The withdrawal, death, dissolution, retirement, resignation, expulsion, liquidation or bankruptcy of a Partner, the admission to the Partnership of a new General Partner or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of its Partnership Interest to a third party shall not, in and of itself, cause the Partnership to dissolve.
     8.2 Final Accounting
     Upon dissolution and winding up of the Partnership, an accounting will be made of the accounts of the Partnership and each Partner and of the Partnership’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.
     8.3 Distributions Following Dissolution and Termination
     (a) Liquidating Trustee. Upon the dissolution of the Partnership, such party as is designated by the General Partner will act as liquidating trustee of the Partnership (the "Liquidating Trustee”) and proceed to wind up the business and affairs of the Partnership in accordance with the terms of this Agreement and applicable law. The Liquidating Trustee will use its commercially reasonable efforts to sell all Partnership assets (except cash) under the circumstances then presented, that it deems in the best interest of the Partners. The Liquidating Trustee will attempt to convert all assets of the Partnership to cash so long as it can do so consistently with prudent business practice. The Partners and their respective designees will have the right to purchase any Partnership property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties. The gains and losses from the sale of the Partnership assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article V. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of the Partnership’s assets. This Agreement shall remain in full force and effect during the period of winding up. In addition, upon request of the General Partner and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Partnership, such assets may be distributed in kind to the Partners in lieu of cash, proportionately to their right to receive cash distributions under this Agreement.
     (b) Accounting. Upon completion of its efforts under Section 8.3(a), the Liquidating Trustee will cause proper accounting to be made of the Capital Account of each Partner,

including recognition of gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution. The Partners intend that the allocations provided herein shall result in Capital Account balances in proportion to the Percentage Interests of the Partners.
     (c) Liquidating Distributions. In settling accounts after dissolution of the Partnership, the assets of the Partnership shall be paid to creditors of the Partnership and to the Partners in the following order:
     (i) to creditors of the Partnership (including Partners) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts will be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Partners or their successors and assigns as if such amount had been available for distribution under Section 8.3(c)(ii), and then
     (ii) to the Partners in proportion to the positive balances of their Capital Accounts, as fully adjusted pursuant to Section 3.4, including adjustment for all gains and losses actually or deemed realized upon disposition or distribution of assets in connection with the liquidation and winding up of the Partnership.
     Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Partners of such deemed liquidating distributions to the continuing Partnership pursuant to this Agreement.
     (d) The provisions of this Agreement, including, without limitation, this Section 8.3, are intended solely to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership. No such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for capital pursuant to this Agreement.
     8.4 Termination of the Partnership
     The Partnership shall terminate when all assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article VIII, and the Certificate shall have been canceled in the manner required by the Act.

     8.5 No Action for Dissolution
     The Limited Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Limited Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1. Accordingly, except where the General Partner has failed to cause the liquidation of the Partnership as required by Section 8.1 and except as specifically provided in Section 17-802 of the Act, each Limited Partner hereby to the fullest extent permitted by law waives and renounces his or its right to initiate legal action to seek dissolution of the Partnership or to seek the appointment of a receiver or trustee to wind up the affairs of the Partnership, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.
ARTICLE IX
ACCOUNTING; BOOKS AND RECORDS
     9.1 Fiscal Year and Accounting Method
     The fiscal year and taxable year of the Partnership shall be the calendar year. The Partnership shall use an accrual method of accounting.
     9.2 Books and Records
     The Partnership shall maintain at its principal office, or such other office as may be determined by the General Partner, all the following:
     (a) A current list of the full name and last known business or residence address of each Partner, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of the Partnership;
     (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;
     (c) Copies of the Partnership’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;
     (d) The financial statements of the Partnership; and
     (e) The Partnership’s books and records.
     9.3 Delivery to Partners; Inspection
     Upon the request of any Limited Partner, for any purpose reasonably related to such Partner’s interest as a partner of the Partnership, the General Partner shall cause to be made available to the requesting Partner the information required to be maintained by clauses (a)

through (e) of Section 9.2 and such other information regarding the business and affairs and financial condition of the Partnership as any Partner may reasonably request.
     9.4 Financial Statements
     The General Partner shall cause to be prepared for the Partners at least annually, at the Partnership’s expense, financial statements of the Partnership, and its subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Partners’ equity. In addition, the General Partner shall provide on a timely basis to the Partners monthly and quarterly financial statements, any available internal budgets or forecast or other available financial reports, as well as any reports or notices as are provided by the Partnership, or any of its subsidiaries to any financial institution.
     9.5 Filings
     At the Partnership’s expense, the General Partner shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Partner a schedule K-1 and such other information with respect to the Partnership as is necessary (or as may be reasonably requested by a Partner) to enable the Partners to prepare their Federal, state and local income tax returns. The General Partner, at the Partnership’s expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.
     9.6 Non-Disclosure
     Each Limited Partner agrees that, except as otherwise consented to by the General Partner in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner’s investment in the Partnership (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Partner shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements so long as such Partner shall have used its reasonable efforts to first afford the Partnership with a reasonable opportunity to contest the necessity of disclosing such information; provided that each Partner and its Affiliates may disclose any information required to be disclosed under the federal securities laws without affording the Partnership such opportunity, (c) each Partner shall be permitted to disclose such information to possible purchasers of the Partner’s Partnership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the General Partner and containing terms not less restrictive than the terms set forth herein, and (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this

Agreement. Each Partner shall be responsible for any breach of this Section 9.6 by any of its Representatives.
ARTICLE X
REGISTRATION RIGHTS OF THE LIMITED PARTNERS AND THEIR AFFILIATES
     10.1 Demand Registrations
     If, at any time after one year after a Qualified Initial Public Offering, and subject to Section 10.5, (i) a Limited Partner or any Affiliate of such Limited Partner (including for purposes of this Section 10.1, any Person that is an Affiliate of a Limited Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of such Limited Partner) holds Limited Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Limited Partnership Interests (each, a “Holder”) to dispose of the number of Limited Partnership Interests it desires to sell without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than 180 days following its effective date or such shorter period as shall terminate when all Limited Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Limited Partnership Interests specified by the Holder (including Limited Partnership Interests eligible to be sold pursuant to Rule 144); provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to Section 10.1 and Section 10.2 at the request of Adena or more than one registration pursuant to Section 10.1 and Section 10.2 at the request of each of Western Pocahontas, Great Northern and New Gauley; provided further, however, that if the General Partner determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 10.1 and Section 10.2 not to be utilized more than twice in any twelve-month period. At the Partnership’s election, the Partnership may satisfy its obligations under this Section 10.1 with a “shelf” registration statement on an appropriate form under Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission. Except as provided in the first sentence of this Section 10.1, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Limited Partnership Interests covered thereby not being able to offer and sell such Limited Partnership Interests at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 10.1, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Limited Partnership Interests subject to such registration on such national securities exchange or national quotation system on which the Limited Partnership Interests are listed or quoted for trading as such Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Limited Partnership Interests in such states. Except as set forth in Section 10.4, all expenses incurred in connection with one and only one registration and offering demanded by Adena pursuant to this Section 10.1 or Section 10.2 (other than the underwriters’ and brokers’ discounts and commissions and fees and disbursements of counsel for the Holders), including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, reasonable fees and expenses of counsel to the Partnership (selected by the General Partner) and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be paid by the Partnership, without reimbursement by the Holders, it being understood and agreed that thereafter all expenses incurred in connection with any other registration and offering demanded pursuant to this Section 10.1 or Section 10.2, including without limitation underwriters’ and brokers’ discounts and commissions relating to Limited Partnership Interests included in such registration by each Holder participating in such offering, all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, fees and expenses of counsel for such Holders, reasonable fees and expenses of one counsel to the Partnership (selected by the General Partner), and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be borne by the participating Holders. Each Holder participating in the registration and offering pursuant to this Section 10.1 and each Holder participating in such registration and offering pursuant to Section 10.3 shall bear such Holder’s proportionate share (based on the total amount of Limited Partnership Interests included in such registration) of all expenses payable by the participating Holders.
     10.2 Demand Shelf Registrations
     At any time after one year after a Qualified Initial Public Offering, and subject to Section 10.5, if any Holder holds Limited Partnership Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Limited Partnership Interests it desires to sell without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than three years following its effective date or such shorter period as shall terminate when all Limited Partnership Interests covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Limited Partnership Interests specified by the Holder (including Limited Partnership Interests eligible to be sold pursuant to Rule 144) on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to Section 10.1 and Section 10.2 at the request of Adena or more than one registration pursuant to Section 10.1 and Section 10.2 at the request of each of Western Pocahontas, Great

Northern and New Gauley; and provided further, however, that if the General Partner determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder’s request, such right pursuant to Section 10.1 and Section 10.2 not to be utilized more than twice in any twelve-month period. Except as provided in the first sentence of this Section 10.2, the Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Limited Partnership Interests covered thereby not being able to offer and sell such Limited Partnership Interests at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to the first sentence of this Section 10.2, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Limited Partnership Interests subject to such registration on such national securities exchange or national quotation system on which the Limited Partnership Interests are listed or quoted for trading as such Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Limited Partnership Interests in such states. Except as set forth in Section 10.4, all expenses incurred in connection with one and only one registration and offering demanded by Adena pursuant to Section 10.1 or this Section 10.2 (other than the underwriters’ and brokers’ discounts and commissions and fees and disbursements of counsel for the Holders), including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, reasonable fees and expenses of counsel to the Partnership (selected by the General Partner) and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be paid by the Partnership, without reimbursement by the Holders, it being understood and agreed that thereafter all expenses incurred in connection with any other registration and offering demanded pursuant to Section 10.1 or this Section 10.2, including without limitation underwriters’ and brokers’ discounts and commissions relating to Limited Partnership Interests included in such registration by each Holder participating in such offering, all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, fees and expenses of counsel for such Holders, reasonable fees and expenses of one counsel to the Partnership (selected by the General Partner), and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be borne by the participating Holders. Each Holder participating in the registration and offering pursuant to this Section 10.2 and each Holder participating in such registration and offering pursuant to Section 10.3 shall bear such Holder’s proportionate share (based on the total amount of Limited Partnership Interests included in such registration) of all expenses payable by the participating Holders.
     10.3 Piggyback Rights
     If the Partnership (a) shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (including, without limitation, the Qualified Initial Public Offering but excluding an offering relating solely to an employee benefit plan or to a reorganization, combination or merger involving the Partnership) or (b) shall at any time be required to file a registration statement pursuant to Section 10.1 or Section 10.2, the Partnership shall provide notice to all Holders in writing at least 15 days prior to the filing date (the “Piggyback Notice”) of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by each Holder (other than the demanding Holder in the case of a registration statement required pursuant to Section 10.1 or Section 10.2) in such registration statement as such Holder shall request in writing within ten (10) days after receipt of the Piggyback Notice; provided, that the Partnership is not required to make any effort or take any action to so include the securities of any Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed or required offering shall be an underwritten offering, then, if the managing underwriter or managing underwriters of such offering advise the Partnership and the Holders in writing that in their opinion the inclusion of all or some of the Limited Partnership Interests proposed to be included in the offering would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering; provided, however, that (i) in the case of any offering proposed by the Partnership pursuant to this Section 10.3(a), the number or amount of Limited Partnership Interests that will be included in such offering shall be allocated first to the Partnership, second to the Holders that have requested to participate in the offering pursuant to this Section 10.3, pro rata based on the total number or amount of Limited Partnership Interests requested to be included by such Holders, and finally to any other holders of Limited Partnership Interests that have contractual rights to participate in such offering that have been exercised, and (ii) in the case of any offering demanded by a Holder pursuant to Section 10.1 or Section 10.2, the number or amount of Limited Partnership Interests that will be included in such offering shall be allocated first to the demanding Holder, second to the Holders that have requested to participate in such offering pursuant to this Section 10.3, pro rata based on the total number or amount of Limited Partnership Interests requested to be included by such Holders, and finally to the Partnership and any other holders of Limited Partnership Interests that have rights to participate in such offering that have been exercised (on such basis as determined by the General Partner and such other holders). Except as set forth in Section 10.4, all expenses incurred in connection with any registration and offering proposed by the Partnership pursuant to this Section 10.3(a) (other than the underwriters’ and brokers’ discounts and commissions and fees and disbursements of counsel for the Holders), including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, reasonable fees and expenses of counsel to the Partnership (selected by the General Partner) and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be paid by the Partnership, without reimbursement by the Holders, it being understood and agreed that all expenses of a registration and offering required pursuant to Section 10.1 or Section 10.2 shall be paid in accordance with the applicable provisions thereof.
     10.4 Underwritten Registration
     If underwriters are engaged in connection with any registration referred to in this Article X, the Partnership and each Holder participating in such registration shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 6.3, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Holder, its officers, directors and each Person who controls such Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this Section 10.4 as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Limited Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
     10.5 Assignment of Registration Rights
     The rights to cause the Partnership to register Limited Partnership Interests pursuant to this Article X may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Limited Partnership Interests in accordance with this Agreement provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Limited Partnership Interests with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Article X and (iii) such transferee or assignee holds not less than 20% of the issued and outstanding Limited Partnership Interests immediately after such transfer or assignment.

     10.6 Additional Requirements
     Any request to register Limited Partnership Interests pursuant to this Article X shall (i) specify the Limited Partnership Interests intended to be offered and sold by the Person making the request, (ii) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Limited Partnership Interests and, except in the case of a “shelf” registration statement under Rule 415 under the Securities Act, (iii) express such Person’s present intent to offer such Limited Partnership Interests for distribution and (iv) describe the nature or method of the proposed offer and sale of Limited Partnership Interests.
ARTICLE XI
MISCELLANEOUS
     11.1 Waiver of Default
     No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by the Partnership or a Partner under this Agreement shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Partnership or a Partner to complain of any act or failure to act of the Partnership or a Partner or to declare such party in default shall not be deemed or constitute a waiver by the Partnership or the Partner of any rights under this Agreement.
     11.2 Amendment of Partnership Agreement
     (a) Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the General Partner; provided, however, that, so long as the Amendment Trigger (as defined in the Investor Rights Agreement) has not occurred, no such amendment that adversely affects the economic rights of Adena (or its Permitted Transferees) in any respect, or the other rights of Adena (or its Permitted Transferees), in any material respect, under this Agreement shall be effective without the written consent of (i) Adena (or such Permitted Transferees) in their sole discretion and without regard to any fiduciary or other duty or any reasonableness standard but solely with regard to the best interests of Adena and its beneficial owners and (ii) the General Partner.
     (b) In addition to any amendments otherwise authorized herein, the General Partner may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Partnership Interests and issuances of additional Partnership Interests. Copies of such amendments shall be delivered to the Partners promptly upon execution thereof.
     (c) The General Partner shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

     (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.2 shall be binding on all Partners.
     11.3 Notices to Tax Matters Partners
     Any Partner that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Partnership shall promptly provide Notice to the Tax Matters Partner of the treatment of any Partnership item on such Partner’s Federal income tax return that is or may be inconsistent with the treatment of that item on the Partnership’s return. Any Partner that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Partnership item shall provide Notice to the Tax Matters Partner of such agreement and its terms within 60 days after the date of such agreement.
     11.4 No Third Party Rights
     Except as provided in Section 6.2 and Section 6.3, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Partnership.
     11.5 Severability
     In the event any provision of this Agreement is held to be illegal invalid or unenforceable to any extent the legality validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.
     11.6 Nature of Interest in the Partnership
     A Partner’s Partnership Interest shall be personal property for all purposes.
     11.7 Binding Agreement
     The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns
     11.8 Headings
     The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.
     11.9 Word Meanings
     The words “herein” “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa unless the context otherwise requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.
     11.10 Counterparts
     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.
     11.11 Entire Agreement
     This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.
     11.12 Partition
     The Partners agree that the Property is not and will not he suitable for partition Accordingly, each of the Partners hereby irrevocably waives any and all right such Partner may have to maintain any action for partition of any of the Property. No Partner shall have any right to any specific assets of the Partnership upon the liquidation of, or any distribution from, the Partnership.
     11.13 Governing Law; Consent to Jurisdiction and Venue
     This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Partnership or Partners may, at their option, enforce their rights hereunder in such courts.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

GENERAL PARTNER:

GP NATURAL RESOURCE PARTNERS LLC

By:	/s/ Dwight L. Dunlap

Dwight L. Dunlap
Chief Financial Officer

LIMITED PARTNERS:

NEW GAULEY COAL CORPORATION

By:	/s/ Dwight L. Dunlap

Dwight L. Dunlap
Chief Financial Officer

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

By:	Western Pocahontas Corporation,
its general partner

By:	/s/ Dwight L. Dunlap

Dwight L. Dunlap
Chief Financial Officer

GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

By:	GNP Management Corporation,
its general partner

By:	/s/ Dwight L. Dunlap

Dwight L. Dunlap
Chief Financial Officer
Signature page to Third Amended and Restated Limited Partnership Agreement

NRP INVESTMENT L.P.

By:	Robertson Coal Management LLC,
its general partner

By:	/s/ Corbin J. Robertson, Jr.

Corbin J. Robertson, Jr.
Sole Member

ADENA MINERALS, LLC

By:	/s/ Donald Holcomb

Donald Holcomb
Authorized Person
Signature page to Third Amended and Restated Limited Partnership Agreement

SCHEDULE I
Partners, Capital Contributions, Percentage Interests and IDR Percentage Interests
General Partner:

Initial Capital
			Accounts/ Total		IDR
	Cash	Gross	Capital	Percentage	Percentage
Name and Address	Contributed	Asset Value	Contribution	Interest	Interest
GP Natural Resource Partners LLC	$.01	$0.00	$.01	.001%	—
Limited Partners:

		Total		IDR
		Capital	Percentage	Percentage
Name and Address	Cash Contributed	Contribution	Interest	Interest
New Gauley Coal Corporation	$18.40	$170,553.30	1.4351856%	1.2172124%
Western Pocahontas Properties Limited Partnership	$460.80	$4,271,247.94	35.9419392%	30.4832315%
Great Northern Properties Limited Partnership	$98.30	$911,162.48	7.6673017%	6.5028248%
NRP Investment L.P.	$422.50	$3,916,237.53	32.9545775%	27.9495775%
Adena Minerals, LLC	$0.00	$5,176,934.00	22.0000000%	33.8461538%